Exhibit 99.1

Caterpillar Financial Services Corporation
3Q 2022 Earnings Release
October 27, 2022

FOR IMMEDIATE RELEASE

Cat Financial Announces Third-Quarter 2022 Results
Cat Financial reported third-quarter 2022 revenues of $690 million, an increase of $56 million, or 9%, compared with $634 million in the third quarter of 2021. Third-quarter 2022 profit was $131 million, an increase of $30 million, or 30%, compared with $101 million in the third quarter of 2021. The increase in revenues was primarily due to a $63 million favorable impact from higher average financing rates.
Third-quarter 2022 profit before income taxes was $188 million, an increase of $57 million, or 44%, compared with $131 million in the third quarter of 2021. The increase was mainly due to a $75 million favorable impact from a lower provision for credit losses, partially offset by a $25 million impact from mark-to-market adjustments on derivative contracts.
The provision for income taxes reflected an estimated annual tax rate of 27% in the third quarter of 2022, compared with 24% in the third quarter of 2021.
During the third quarter of 2022, retail new business volume was $2.73 billion, a decrease of $617 million, or 18%, from the third quarter of 2021. The decrease was driven by lower volume across all segments with the exception of an increase in Latin America.
At the end of the third quarter of 2022, past dues were 2.00%, compared with 2.41% at the end of the third quarter of 2021. Past dues decreased across all our portfolio segments, with the exception of an increase in Latin America. Write-offs, net of recoveries, were $13 million for the third quarter of 2022, compared with $76 million for the third quarter of 2021. As of September 30, 2022, the allowance for credit losses totaled $339 million, or 1.30% of finance receivables, compared with $376 million, or 1.41% of finance receivables at June 30, 2022. The allowance for credit losses at year-end 2021 was $337 million, or 1.22% of finance receivables.
“The Cat Financial team delivered another quarter of strong results. Our portfolio continues to perform well with historically low past dues,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. “Our team remains focused on providing financial services solutions to Caterpillar customers and dealers worldwide.”

About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. For more than 40 years, Cat Financial has provided a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® gas turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Rachel Potts, 309-573-3444 or Potts_Rachel_A@cat.com

STATISTICAL HIGHLIGHTS:

THIRD-QUARTER 2022 VS. THIRD-QUARTER 2021
(ENDED SEPTEMBER 30, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2022	2021	CHANGE
Revenues	$690	$634	9%
Profit Before Income Taxes	$188	$131	44%
Profit (excluding profit attributable to noncontrolling interests)	$131	$101	30%
Retail New Business Volume	$2,725	$3,342	(18)%
Total Assets at September 30 and December 31, respectively	$31,483	$32,387	(3)%

NINE-MONTHS 2022 VS. NINE-MONTHS 2021
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2022	2021	CHANGE
Revenues	$2,010	$1,919	5%
Profit Before Income Taxes	$580	$516	12%
Profit (excluding profit attributable to noncontrolling interests)	$417	$383	9%
Retail New Business Volume	$8,599	$9,675	(11)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) the ongoing global coronavirus pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.